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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                          COMMISSION FILE NUMBER: 0-22238


                               A+ NETWORK, INC.
       (by Metrocall, Inc., as successor by merger to A+ Network, Inc.)
                          (Exact name of registrant)




                            6677 RICHMOND HIGHWAY
                         ALEXANDRIA, VIRGINIA  22306
                                (703) 660-6677

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        11 7/8% SENIOR SUBORDINATED NOTES DUE 2005 OF A+ NETWORK, INC.
           (Title of each class of securities covered by this Form)


                                     NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)   [ ]
                Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)    [ ]
                Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]
                Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [X]
                Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: 7



        Pursuant to the requirements of the Securities Exchange Act of 1934, Metrocall, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.









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                                    METROCALL, INC.
                                    (successor by merger to A+
                                    Network, Inc.)


                                    By:   /s/ Vincent D. Kelly
                                        -----------------------
                                          Vincent D. Kelly
Date:   January 9, 1997                   Vice President and
                                          Chief Financial Officer